EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-__) on Form S-8 of Aemetis, Inc. of our report dated March 12, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2014.

/s/ RSM US LLP

Des Moines, Iowa
February 19, 2016